Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission of our report dated September 7, 2012 on the consolidated statements of financial condition of United Community Bancorp as of June 30, 2012 and 2011 and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for the years ended June 30, 2012 and 2011 included in the Prospectus of United Community Bancorp filed with the Securities and Exchange Commission on November 14, 2012.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

January 17, 2013